EXHIBIT 99

                                        PRESS RELEASE

For Immediate Release                   June 7, 1995

For additional information
Contact:     James Barnes
             Westamerica Bancorporation
             415-257-8018

                    or

             Randall Reynoso
             Westamerica Bank - Sacramento
             (916) 920-3996

WESTAMERICA BANCORPORATION
ACQUISITION OF CAPITOLBANK SACRAMENTO COMPLETED

San Rafael, CA -- Westamerica Bancorporation (NASDAQ:
WABC), parent company of Westamerica Bank, Napa Valley Bank and Bank of Lake County, announced today that the proposed acquisition of CapitolBank by Westamerica Bancorporation was completed as of the close of business on Tuesday, June
6, 1995.  The merger, which was announced November 17,
1994, was approved by CapitolBank Sacramento shareholders on March 9, 1995. Federal Reserve Board approval was received April 17, 1995. California State Banking
Department approval occurred on June 2, 1995.
       Under terms of the Merger Agreement each share of CapitolBank common stock will be exchanged for .0882 shares of Westamerica common stock. No gain or loss for tax purposes will be recognized by CapitolBank shareholders, except with respect to cash received in lieu of fractional shares. Based upon Westamerica's closing stock price on June 6, 1995 the acquisition would be valued at approximately $13.4 million or $3.20 per CapitolBank share. CapitolBank shareholders will also be eligible to receive Westamerica's regularly scheduled quarterly dividend of $0.20 per share of Westamerica common stock, payable on August 9, 1995. The merger will result in the issuance of about 370,000 new shares of Westamerica common stock to CapitolBank shareholders. At March 31, 1995
Westamerica had 9.2 million outstanding shares of common stock.
       As previously announced, at the close of business on June 9, CapitolBank is expected to be merged into Westamerica Bank. At that time CapitolBank's branch will become Westamerica Bank's branch in downtown Sacramento.
At March 31, 1995, CapitolBank had total assets of approximately $127 million and total shareholders equity of $9.9 million.
       Westamerica Bancorporation has also previously announced the signing of an agreement to acquire North Bay
Bancorp, the parent company of Novato National Bank, which operates two branches in Marin County and one branch in Sonoma County, with assets totaling approximately $94 million at March 31, 1995. This acquisition is expected to be consummated during the third quarter of 1995.
       Including the CapitolBank merger, Westamerica
Bancorporation operates as a multi-bank holding company with 54 branches in 12 Northern California counties.
Westamerica Bank, with $1.9 billion in assets at March 31, 1995, had 42 offices in nine Northern California counties.
Napa Valley Bank, with $276 million in assets, operates in Napa County with 7 offices. Bank of Lake County, with 4 offices in Lake County, had $84 million in assets at March
31, 1995.